Exhibit 23.3
GREENBERG

ATTORNEYS AT LAW

TRAURIG

October 10, 2001

SRFG, Inc.
3711 Kennett Pike
Greenville, Delaware 19807

          Re:  Registration Statement on Form S-3 for Sears Credit Account Master Trust II

Dear Ladies and Gentlemen:

We expressly consent to inclusion of the form of our opinion relating to Sears National Bank in connection with Sears Credit Account Master Trust II as an exhibit to the Registration Statement on Form S-3 for Sears Credit Account Master Trust II, and to the filing of the form of our opinion with any appropriate governmental agency.

Very truly yours,

GREENBERG TRAURIG, LLP